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                    May 25, 2022

       Seng Yeap Kok
       Chief Executive Officer
       Exsular Financial Group Inc.
       Room 1105, 11/F Hip Kwan Commercial Bldg.
       No. 38 Pitt St.
       Yau Ma Tel, KLN, Hong Kong

                                                        Re: Exsular Financial
Group Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed on January
28, 2022
                                                            File No. 000-56219

       Dear Mr. Kok:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology